Exhibit 99.1
NEWS RELEASE
RANGE EXPANDS BARNETT SHALE HOLDINGS
AND PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, DECEMBER 10, 2007 — RANGE RESOURCES CORPORATION (NYSE: RRC) today announced it is continuing to expand its Barnett Shale holdings in the Fort Worth Basin. Range has entered into definitive agreements with a subsidiary of DTE Energy Co. (NYSE: DTE) and a private company to acquire producing and nonproducing Barnett Shale properties for $305 million. The transaction is expected to close in January 2008, at which time Range will assume operation of the properties.
The properties comprise approximately 14,000 net acres located in Tarrant, Denton, Johnson, Ellis, Parker and Hill counties, 73% of which is held by production. Current production is 14 Mmcfe per day, which is expected to increase to approximately 18 Mmcfe per day in the first quarter of 2008 as several newly drilled wells are in the process of being placed on production. The properties currently contain 51 producing wells and Range has identified 183 drilling locations. Range estimates proven and unproven reserves attributable to the properties of 334 Bcfe. Range intends to initially finance the purchase by drawing under its bank credit facility. Range has identified several non-core properties from its existing property base that it plans to sell in 2008 to help fund acquisitions. Production from the acquired properties is expected to offset production lost through these property sales.
In addition to the acquisition, the Company provided an update on recent operational developments. In the Fort Worth Basin, drilling continues to generate excellent results. Most notable, two recently drilled wells in northeastern Johnson County were placed on production at initial rates of 7.6 and 6.1 Mmcfe per day. In the Pennsylvania Marcellus Shale play, Range’s horizontal program continues to achieve encouraging results. At the end of the third quarter, two wells had been placed online at rates of 1.4 and 3.2 Mmcfe per day. Since then, three additional horizontal wells have been drilled, completed and tested at initial rates of 3.7, 4.3 and 4.7 Mmcfe per day. In addition, Range’s technical team is continuing to make solid progress in refining its drilling and completion technologies and reducing well costs. Recently five vertical shale wells were drilled and completed at an average cost of less than $850,000 per well. In the Nora field, Range and partner Equitable Resources, Inc. (NYSE: EQT) have drilled and completed the first horizontal Devonian Shale well ever drilled in the State of Virginia. The well is located in Dickenson County where Range holds interest in approximately 250,000 gross acres. The Nora field is located just southeast of the Big Sandy field, where several successful horizontal shale wells have recently been drilled by third parties. Range’s well was drilled to a measured depth of 8,150 feet including a 3,000 foot horizontal interval at a cost of approximately $1.2 million. The well recently went on to production at an initial rate of 1.1 Mmcfe per day. Due to the success of the drilling program, Range’s fourth quarter production will exceed the high end of its previous guidance, which was 333 to 335 Mmcfe per day.
Commenting on the announcement, John Pinkerton, Range’s President and CEO said, “Upon the closing of this transaction, Range’s position in the Barnett Shale will expand to 104,000 net acres and production will increase to over 90 Mmcfe per day. Many of the properties to be acquired are in proximity to our existing leasehold position and therefore we have a high degree of confidence in their productivity. Similar to the $237 million of property sales completed in 2007, the divestitures contemplated for 2008 should serve to high grade our asset base and help fund capital expenditures. Importantly, with strong fourth quarter production growth, exceptional drilling results and the additional Barnett Shale properties to be acquired, Range is closing 2007 with considerable momentum. We are looking to 2008 with great anticipation.”
The Company will host a conference call on Monday, December 10 at 11:00 a.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources acquisition conference call. A replay of the call will be available through December 17 at 877-660-6853. The account number is 286 and the conference ID for the replay is 265382.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to potential, fourth quarter production, future earnings, cash flow, capital expenditures, production growth and planned number of wells are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Range’s internal estimates of reserves, particularly those in the properties recently acquired or proposed to be acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
The Securities and Exchange Commission permits oil and gas companies, in filings made with the Securities and Exchange Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms, such as “probable,” “possible,” “potential” or “unproven,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. While we believe our calculations of unproven drill sites and estimation of unproven or potential reserves are reasonable, such calculations and estimates have not been reviewed by third-party engineers. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangersources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

2007-31

Contact:	Rodney Waller, Senior Vice President David Amend, IR Manager Karen Giles, Sr. IR Specialist (817) 870-2601 www.rangeresources.com